Exhibit 99.1

INTEGRITY APPLICATIONS RECEIVES CE MARK APPROVAL FOR ITS
GLUCOTRACK® MODEL DF-F GLUCOSE MONITORING DEVICE

ASHKELON, Israel (June 4, 2013) – Integrity Applications, Inc. (OTC/QB: IGAP) announced today that it has received CE Mark approval for its GlucoTrack® DF-F non-invasive blood glucose measurement device.  Receipt of the CE Mark allows Integrity Applications to market and sell the GlucoTrack DF-F glucose monitoring device in European Union (EU) member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety (although certain EU member countries may request or require additional performance and/or safety data from time to time, on a case-by-case basis).  The CE mark also permits the sale in countries that have an MDD Mutual Recognition Agreement with the EU.

“This is a major milestone for Integrity,” said Avner Gal, president and chief executive officer of Integrity Applications.  “Receipt of the CE Mark positions Integrity Applications to accelerate its discussions with distributors in the EU and other countries and, eventually, to offer to diabetics in the EU a solution that allows them to test themselves more frequently without the pain of needle pricks, and the inconvenience and cost of test strips in the day-to-day management of their disease.  We know that taking frequent blood glucose measurements improves patient care by facilitating glycemic control, and we believe that non-invasive testing will encourage more frequent measurements by diabetics.”

The GlucoTrack DF-F was approved based on clinical data collected utilizing more than 6,000 measurements during 2012 at the Soroka University Medical Center in Israel, which showed a positive correlation between GlucoTrack DF-F readings and those obtained from an invasive device.

About GlucoTrack DF-F and Diabetes

The GlucoTrack DF-F glucose measuring device utilizes a patented combination of ultrasound, electromagnetic, and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped to the earlobe and connected to a smartphone-size, handheld control and display unit, all without drawing blood.

Clinical data collected since 2009 at the Soroka University Medical Center in Israel indicate a positive correlation between GlucoTrack DF-F readings and those obtained from conventional invasive devices.  More specifically, a safety and performance clinical trial conducted during 2012 on 135 subjects of various weights, ages, diabetes types, and genders involved 6,275 measurements, of which 96.5% were within the clinically acceptable zones (zones A and B) of the Clarke Error Grid.

The growing incidence of diabetes presents a health crisis in many countries.  According to the World Health Organization, 347 million people worldwide had diabetes as of March 2013, with deaths from diabetes projected to rise by more than 50% in the next 10 years.  According to International Diabetes Federation estimates, 35 million adults in Europe had diabetes in 2011 and this is projected to increase to 43 million by 2030.

About Integrity Applications

Integrity Applications, Inc. is a medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by people with diabetes. Integrity Applications has developed the GlucoTrack model DF-F non-invasive glucose monitoring device, which is designed to help people with diabetes obtain blood glucose level measurements without the pain, inconvenience, incremental cost, and difficulty of conventional (invasive) spot finger stick devices.  Integrity Applications works primarily through its wholly-owned Israeli subsidiary, A.D. Integrity Applications, Ltd.  For more information please visit www.integrity-app.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "will," and "believe," are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Integrity Applications’ actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Integrity Applications’ results include, but are not limited to, the ability of Integrity applications to successfully commercialize the GlucoTrack DF-F; the ability of the GlucoTrack DF-F to achieve acceptable pricing, adequate third party reimbursement or market acceptance; the ability of Integrity Applications to manage its growth and the expansion of its operations to include commercialization activities; risks relating to the use of third party manufacturers; risks relating to the development of Integrity Applications’ sales, marketing and distribution capability, either on its own or through collaborations with marketing partners; and the additional risk factors described in Integrity Applications’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.

Contacts:	LHA Kim Sutton Golodetz 212-838-3777 Kgolodetz@lhai.com Bruce Voss, 310-691-7100 Bvoss@lhai.com	Integrity Applications D. Rafael Toledano, Director of Investor Relations 888-224 9446 RafaelT@integrity-app.com
@LHA_IR_PR